Exhibit 10.3

CONSULTING AGREEMENT

This is to confirm the agreement between Jaye L. Thompson (the “Consultant”), who currently resides at 58 N Brokenfern, The Woodlands, TX 77380, and Opexa Therapeutics, Inc., a Texas corporation (the “Company”), for consulting services (the “Agreement”).  The terms and conditions of the arrangements between Consultant and the Company are as follows:

1.  Term of Agreement.  This Agreement will be deemed to have commenced on April 1, 2013 (the “Effective Date”), and will continue in effect for a term of two (2) years unless earlier terminated as provided herein.

2.  Services To Be Performed by Consultant; Prior Employment.  Consultant agrees to serve as a Senior Clinical Advisor to the Company and provide consulting services to the Company with respect to its clinical development and regulatory affairs activities.  The amount of time Consultant is expected to spend on these activities for Company is set forth on Exhibit A attached hereto.  The Company and Consultant acknowledge and agree that Consultant was previously an employee of the Company pursuant to that certain Amended and Restated Employment Agreement, dated June 27, 2011, by and between the Company and Consultant (the “Prior Arrangement”) and that such employment was terminated as of immediately prior to the Effective Date; provided, however, that notwithstanding any provision herein to the contrary, Consultant’s obligations under that certain Proprietary Information and Inventions Agreement, dated November 16, 2009, by and between the Company and Consultant (the “PIIA”) shall continue in full force and effect (including with respect to the activities of Consultant hereunder as contemplated by the PIIA) and is incorporated herein by reference.

3.  Compensation.  The Company will compensate Consultant for Consultant’s performance of this Agreement as set forth on Exhibit A attached hereto.  Consultant acknowledges and agrees that Consultant’s performance of this Agreement will not constitute service pursuant to any stock option or other equity-based award provided to Consultant prior to the Effective Date (i.e., when Consultant was an employee of the Company) or otherwise facilitate or cause any further vesting or the extension of any exercise period for any such stock option or other equity-based award past the date of the termination of Consultant’s prior employment relationship with the Company.

4.  No Conflict.  Consultant represents, warrants and covenants that:

(a)  Consultant’s performance of the terms of this Agreement and Consultant’s retention as a consultant to the Company as contemplated hereby does not and will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to or following the date hereof;

(b)  Consultant has not entered into, and will not enter into, any agreement (either written or oral) in material conflict with this Agreement;

(c)  Consultant has not brought, and will not bring, with Consultant to the Company, or use in the performance of any activities for the Company, any equipment, facilities, supplies, inventions, trade secrets or other resources or proprietary rights of any employer (current or former) or other third party;

(d)  Consultant will not breach any obligation of confidentiality to others; and

(e)  Consultant will not, during the term of this Agreement and for a period of one year following any termination, (i) solicit or in any manner encourage, influence or attempt to influence any employees or consultants of the Company to leave its employ, or (ii) influence or attempt to influence previously existing customers (including licensees) of the Company and thereby, either directly or indirectly, divert or attempt to divert from the Company or its affiliates any business that they enjoyed or solicited during the term of the last year of his engagement by the Company.  The Company may waive the restrictions contained in this subsection only by a written waiver signed by the President of the Company after consultation with the Board of Directors.

5.  Independent Consultant Relationship.  Consultant and the Company agree that no employment relationship is created by this Agreement.  The Company is interested only in the results to be achieved by Consultant.  Consultant is an independent contractor and is not considered an agent or common law employee of the Company for any purpose.  Consultant shall be solely responsible for and shall make proper and timely payment of any taxes due on payments made or any other consideration provided (a) to Consultant pursuant to this Agreement (including, but not limited to, Consultant’s estimated state and federal income taxes and self-employment taxes) and (b) to any other persons (if applicable) who provide services to Consultant in connection with this Agreement.  Consultant hereby agrees to indemnify the Company against any and all claims, liabilities or expenses (including, without limitation, attorneys’ fees and costs) the Company incurs as a result of Consultant’s breach of any of Consultant’s obligations under this Section 7.

6.  Publicity.

(a)  The Company may identify Consultant as a consultant to the Company for so long as this Agreement is in effect.

(b)  Consultant agrees that at no time shall Consultant write, author, publish, distribute or cause to be published or distributed any pictorial, graphic, or literary works, such as but without limitation, books, articles, stories, or pamphlets, in any medium of expression, tangible or intangible, that describe, or pertain in any way to the Company or to the operations, activities or employees of the Company without first obtaining the prior written consent of the President of the Company to do so and also the prior written approval of the contents of any such work by the President of the Company.

7.  Termination.  This Agreement shall terminate automatically on the occurrence of any of the following events:

(a)  Death of Consultant;

(b)  Any attempted assignment of this Agreement by Consultant;

(c)  Five (5) days’ notice by either party to the other; or

(d)  Immediately upon written notice by one party to the other of the Material Breach (as defined below) of the other party.

For purposes of this Agreement:  (i) “Material Breach” for Consultant shall include, but not be limited to, failure to provide consulting services to the Company in a timely fashion, habitual neglect, failure to work cooperatively with Company staff, negligence or wrongdoing in the performance of Consultant’s duties, or Consultant’s breach of any provision hereof; and (ii) Material Breach” for the Company shall mean the Company’s failure to pay Consultant.

The provisions of the PIIA shall be unaffected by any termination of this Agreement.

8.  Modifications.  No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

9.  Injunctive Relief.  Consultant agrees that in addition to any other rights and remedies available to the Company for any breach by Consultant of any obligation hereunder, the Company shall be entitled to enforcement of such obligation by court injunction.

10.  Severability.  If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.  This Agreement shall be effective as of the Effective Date.  The term “Company” as used herein shall include any subsidiary or affiliate of the Company.  This Agreement shall be binding upon Consultant as well as Consultant’s heirs, executors, assigns and administrators and shall inure to the benefit of the Company and its successors and assigns.

11.  Counterparts.  This Agreement may be executed in several counterparts and each such counterpart shall be deemed an original copy of this Agreement when so executed and such counterparts shall, when taken together, constitute and be one and the same instrument.

12.  Further Assurances.  Each of Company and Consultant hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

13.  Acknowledgment.  Consultant certifies and acknowledges that Consultant has carefully read all of the provisions of this Agreement and Consultant understands and will fully and faithfully comply with such provisions.  Consultant agrees that this Agreement supersedes and cancels any and all previous agreements of whatever nature between the Company and Consultant with respect to the matters covered herein.  This Agreement constitutes the full, complete and exclusive agreement between Consultant and the Company with respect to the subject matters herein.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the Effective Date.

OPEXA THERAPEUTICS, INC.,
a Texas corporation

By: /s/ Neil K. Warma
Name: Neil K. Warma
Title: President & CEO

CONSULTANT:

/s/ Jaye L. Thompson
Name: Jaye L. Thompson, Ph.D.

EXHIBIT A

Amount of Time/Nature of Services

Amount:
Consultant shall be available to the Company for consultation as reasonably requested by the Company, although such shall availability shall not interfere with Consultant’s ability to seek full-time employment with, or be employed on a full-time basis by, a third party.  Consultant may be asked to prepare for and attend  meetings on occasion but not on a routine basis.

Compensation:
Company shall pay Consultant  two hundred fifty dollars ($250) per hour of services performed in response to a specific request from the Company, including research, correspondence and telephonic attendance of meetings.

In addition, Consultant shall be reimbursed for reasonable expenses incurred in the attendance of meetings and performance of other services for the Company within thirty (30) days of invoice; provided, however, that expenses shall be (i) invoiced on a monthly basis on the basis of documentation of such expenses and (ii) consistent with the policies of the Company therefor.

Consultant acknowledges and agrees that the foregoing compensation arrangements constitute the sole compensation that Consultant may receive for the performance of Consultant’s obligations under the Agreement, and any other claims of Consultant, or obligations of the Company, with respect to any such compensation are waived and released by Consultant.